Exhibit 99.1

Medley Management Inc. Announces One-for-Ten Reverse Stock Split; Class A Common Stock to Begin Trading on a Split-Adjusted Basis at Market Open on November 2, 2020

NEW YORK, NY, October 22, 2020 /PRNewswire/ -- Medley Management Inc. (NYSE: MDLY) (“MDLY” or the “Company”) announced today that, following the authorization granted by the stockholders at the Company’s 2020 Annual Meeting of Stockholders held on October 22, 2020 (the “Annual Meeting”), the Company’s board of directors (the “Board”) today determined that it is in the best interests of the Company and its stockholders to effect a reverse stock split of its Class A common stock, par value $0.01 per share (the “Class A Common Stock”), at a ratio of 1-for-10 (the “Reverse Stock Split”). Accordingly, on October 22, 2020, the Company filed a Certificate of Amendment (the “Certificate of Amendment”) to the Company’s Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware to effect the Reverse Stock Split, which will be effective at 5:00 p.m., Eastern Time, on Friday, October 30, 2020 (the “Effective Time”).

Pursuant to the Certificate of Amendment, effective as of 5:00 p.m., Eastern Time, on Friday, October 30, 2020 (the “Effective Time”), each ten (10) shares of Class A Common Stock issued and outstanding, immediately prior to the Effective Time, will automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Class A Common Stock. A reverse stock split of the Class B Common Stock will be implemented simultaneously at the same ratio. No fractional shares will be issued as a result of the Reverse Stock Split. Instead, any stockholder who would have been entitled to receive a fractional share of Class A Common Stock as a result of the Reverse Stock Split will receive cash payments in lieu of such fractional shares (without interest and subject to backup withholding and applicable withholding taxes).

The Class A Common Stock will begin trading on a split-adjusted basis on the New York Stock Exchange (the “NYSE”) at the market open on Monday, November 2, 2020.  The Class A Common Stock will have a new CUSIP number, 58503T205, although the trading symbol for the Class A Common Stock will remain “MDLY”.

As previously disclosed, the Reverse Stock Split is intended to bring the Company into compliance with the $1.00 minimum average closing share price requirement (the “Minimum Share Price Requirement”) for continued listing on the NYSE. The Company will regain compliance with the Minimum Share Price Requirement if the price per share of Common Stock promptly exceeds $1.00 per share and remains above that level for at least the following 30 trading days.

In connection with the Reverse Stock Split, the Company filed another Certificate of Amendment which implements the Authorized Share Reduction simultaneously with the Reverse Stock Split. Also approved by the Company’s stockholders at the Annual Meeting, the Authorized Share Reduction implements a reduction in the number of authorized shares of all classes of the Company’s capital stock, including a reducing the number of authorized shares of Class A Common Stock from 3,000,000,000 shares to 5,000,000 shares.

About Medley

Medley is an alternative asset management firm offering yield solutions to retail and institutional investors. Medley’s national direct origination franchise is a premier provider of capital to the middle market in the U.S. Medley has $3.6 billion of assets under management in two business development companies, Medley Capital Corporation (NYSE:MCC) and Sierra Income Corporation, and several private investment vehicles. Over the past 18 years, Medley has provided capital to over 400 companies across 35 industries in North America.(1)

Medley LLC, the operating company of Medley Management Inc., has outstanding bonds which trade on the NYSE under the symbols (NYSE:MDLX) and (NYSE:MDLQ). Medley Capital Corporation is listed on the New York Stock Exchange (NYSE: MCC) and has outstanding bonds which trade on the New York Stock Exchange under the symbols (NYSE: MCV) and (NYSE: MCX).

Forward-Looking Statements

This press release contains “forward-looking” statements, including statements regarding the impact of the Reverse Stock Split and the ability of the Company to regain compliance with the NYSE continued listing standards. Such forward-looking statements reflect current views with respect to future events and financial performance. Statements that include the words “should,” “would,” “expect,” “intend,” “plan,” “believe,” “project,” “anticipate,” “seek,” “will,” and similar statements of a future or forward-looking nature identify forward-looking statements in this material or similar statements for purposes of the U.S. federal securities laws or otherwise. Because forward-looking statements, such as the ability of the Company to regain compliance with the NYSE continued listing standards, include risks and uncertainties, actual results may differ materially from those expressed or implied. Important factors that could cause actual results to differ materially from the expectations reflected in the forward-looking statements include, but are not limited to: those discussed in the Company’s filings with the Securities and Exchange Commission; potential volatility in the price of the Class A Common Stock following the Reverse Stock Split, the Company’s ability to comply with the continued listing criteria of the NYSE; and uncertainties associated with the impact from the ongoing COVID-19 pandemic.

The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in the “Risk Factors” and other sections of the Company’s most recent Annual Report on Form 10-K and most recent Quarterly Reports on Form 10-Q. The forward-looking statements in this press release represent the Company’s views as of the date of hereof. The Company anticipates that subsequent events and developments will cause its views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company does not have any current intention of doing so except to the extent required by applicable law. You should, therefore, not rely on these forward-looking statements as representing the Company’s views as of any date subsequent to the date of this material.

Available Information

Medley Management Inc.’s filings with the Securities and Exchange Commission, press releases, earnings releases and other financial information are available at www.mdly.com.

Investor Contact:

Sam Anderson
Head of Capital Markets & Risk Management
Medley Management Inc.
212-759-0777

Media Contact:

Jonathan Gasthalter/Nathaniel Garnick
Gasthalter & Co. LP
212-257-4170

1 Medley Management Inc. is the parent company of Medley LLC and several registered investment advisors (collectively, “Medley”). Assets under management refers to assets of our funds, which represents the sum of the net asset value of such funds, the drawn and undrawn debt (at the fund level, including amounts subject to restrictions) and uncalled committed capital (including commitments to funds that have yet to commence their investment periods). Assets under management are as of June 30, 2020.